Exhibit 4.1

Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

Lumexa Imaging Holdings, Inc. (referred to in this exhibit as “we,” “us,” “our,” the “Company”) has authorized capital stock consisting of 1,000,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.001 par value per share, the rights, preferences and privileges of which may be designated from time to time by our Board of Directors (our "Board"). Unless our Board determines otherwise, we issue all shares of our capital stock in uncertificated form.

The following summary of the material terms of our amended and restated certificate of incorporation (our “Amended and Restated Certificate of Incorporation”) and amended and restated bylaws (our “Amended and Restated Bylaws”) is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws on file with the U.S. Securities and Exchange Commission.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and only then at the times and in the amounts that our Board may determine.

Voting Rights

The holders of our common stock are entitled to one vote per share. Stockholders do not have the ability to cumulate votes for the election of directors. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our Board consists of nine directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Preferred Stock

No shares of our preferred stock are currently outstanding. Pursuant to our Amended and Restated Certificate of Incorporation, our Board has the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Registration Rights

On December 12, 2025, the Company entered into a joinder to the Registration Rights Agreement, dated January 1, 2018, by and among Lumexa Imaging Equity Holdco, LLC, a Delaware limited liability company (our majority stockholder and the successor to U.S. Imaging Partners Holdings, LLC, a Delaware limited liability company), and the investors named therein (the “Registration Rights Agreement”). The Registration Rights Agreement provides Welsh, Carson, Anderson & Stowe (“WCAS”) with certain demand registration rights, including shelf registration rights, in respect of any shares of our common stock held by them, and each holder of Registrable Stock (as defined therein) with the right to participate in any such registrations by WCAS, in each case subject to certain conditions. In addition, in the event that we register additional shares of our common stock for sale to the public, we are required to give notice to WCAS and each holder of Registrable Stock of our intention to effect such a registration, and, subject to certain limitations, include shares of our common stock held by them in such registration. All expenses of registration under the Registration Rights Agreement, including the legal fees of counsel chosen by stockholders participating in a registration, will be paid by us. The registration rights granted in the Registration Rights Agreement are subject to customary restrictions, including blackout periods, and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as advised by the managing underwriter or underwriters. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by New York law.

Anti-Takeover Provisions

The provisions of the Delaware General Corporation Law (the “DGCL”), our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

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before the stockholder became interested, our Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

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at or after the time the stockholder became interested, the business combination was approved by our Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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any merger or consolidation involving the corporation and an interested stockholder;
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any sale, transfer, lease, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;
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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;
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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by an interested stockholder; and
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the receipt by an interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 defines an interested stockholder as (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the preceding 3-year period, and the affiliates and associates of such person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our Board or our governance or policy, including the following:

Board Vacancies

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize generally only our Board to fill vacant directorships resulting from any cause or created by the expansion of our Board. In addition, the number of directors constituting our Board must remain between 5 and 15 and, within that range, may be set only by resolution adopted by a majority vote of our entire Board. These provisions prevent a stockholder from increasing the size of our Board and gaining control of our Board by filling the resulting vacancies with its own nominees.

Classified Board

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our Board is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our Board, and the prospect of that delay might deter a potential offeror.

Directors Removed Only for Cause

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws further provide that the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class is required to amend certain provisions of our Amended and Restated Certificate of Incorporation, including provisions relating to the classified board, the size of our Board, removal of directors, amendments of our Amended and Restated Bylaws, special meetings, actions by written consent and exclusive forum, although our Amended and Restated Bylaws may be amended by a simple majority vote of our Board.

Special Meetings of Stockholders

Our Amended and Restated Certificate of Incorporation provides that special meetings of the stockholders may be called only by the chair of our Board or a majority of the directors then in office. The business transacted at any special meeting is limited to the proposal or proposals included in the notice of the meeting.

Stockholder Action by Written Consent

Subject to the rights of the holders of one or more series of our preferred stock then outstanding, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of our stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide advance notice procedures for stockholders (other than WCAS and its affiliates for so long as they have nomination rights) seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. To be timely, a stockholder’s notice generally must be delivered to us not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Our Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. With respect to nominations of persons for election to our Board, the notice shall provide information about the nominee, including, among other things, name, age, address, principal occupation, ownership of our capital stock and whether they meet applicable independence requirements. With respect to the proposal of other business to be considered by our stockholders at an annual meeting, the notice shall provide a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business by such stockholder and any beneficial owners and associated persons on whose behalf the notice is made (the “proposing persons”). In addition, a stockholder’s notice must set forth certain information related to the proposing persons, including, among other things:

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the name and address of the proposing persons;

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information as to the ownership by the proposing persons of our capital stock and any derivative interest or short interest in any of our securities held by the proposing persons;

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information as to any material relationships and interest between the proposing persons and us, any of our affiliates and any of our principal competitors;

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a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination or business; and

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a representation as to whether the proposing persons intend, or are part of a group which intends to (A) solicit proxies in support of the election of any proposed nominee in accordance with Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (B) engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination of any proposed nominee or proposed business to be considered at the meeting, as applicable, and if so, the name of each participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in such solicitation.

These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not provide for cumulative voting.

Issuance of Undesignated Preferred Stock

Our Board has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock enables our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Exclusive Forum

Our Amended and Restated Certificate of Incorporation provides that, unless a majority of our Board consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action or proceeding asserting a claim arising from a breach of a fiduciary duty owed by any of our current or former directors, stockholders or officers or other employees to us or to our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action or proceeding asserting a claim against us or any of our current or former directors, stockholders or officers or other employees arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, (iv) any action or proceeding related to or involving us or any of our current or former directors, stockholders or officers or other employees that is governed by the internal affairs doctrine of the State of Delaware, (v) any action or proceeding asserting an “internal corporate claim,” as defined in Section 115 of the DGCL or (vi) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. These exclusive forum provisions do not apply to claims under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act. Our Amended and Restated Certificate of Incorporation also provides that, unless a majority of our Board consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any action or proceeding asserting a cause or causes of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring or holding any interest in our securities shall be deemed to have notice of and consented to this provision, including the personal jurisdiction of the courts specified in this provision in connection with any action or proceeding brought in any such court to enforce such provisions. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors, stockholders or officers or other employees.

Corporate Opportunity

Under Delaware law, officers and directors generally have an obligation to present to the corporation they serve business opportunities which the corporation is financially able to undertake and which fall within the corporation’s business line and are of practical advantage to the corporation, or in which the corporation has an actual or expectant interest. A corollary of this general rule is that when a business opportunity comes to an officer or director that is not one in which the corporation has an actual or expectant interest, the officer is generally not obligated to present it to the corporation. Certain of our officers and directors may serve as officers, directors or fiduciaries of other entities and, therefore, may have legal obligations relating to presenting available business opportunities to us and to other entities. Potential conflicts of interest may arise when our officers and directors learn of business opportunities (e.g., the opportunity to acquire an asset or portfolio of assets, to make a specific investment, to effect a sale transaction, etc.) that would be of material advantage to us and to one or more other entities of which they serve as officers, directors or other fiduciaries.

Section 122(17) of the DGCL permits a corporation to renounce, in advance, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of a corporation in certain classes or categories of business opportunities. Where business opportunities are so renounced, certain of our officers and directors will not be obligated to present any such business opportunities to us. Our Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee or managing director of WCAS or its affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to WCAS or its affiliates instead of us, or does not communicate information regarding a corporate opportunity to us that such individual has directed to WCAS or its affiliates. This provision of our Amended and Restated Certificate of Incorporation relates only to our directors and officers who are also officers, directors, employees or managing directors of WCAS or its affiliates.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is 800-736-3001.

Exchange Listing

Our common stock is listed on Nasdaq under the symbol “LMRI.”